Exhibit 10.2

Name:	Michael Kazley
Number of Restricted Stock Units:	_____________
Date of Grant:	_____________, 2026
Vesting Start Date:	January 16, 2026

NOVABAY PHARMACEUTICALS, INC.
2026 EQUITY INCENTIVE PLAN

Restricted Stock Unit Agreement

(Time-Based)

This agreement (this “Agreement”) evidences a grant (the “Award”) of Restricted Stock Units (“RSUs”) by NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to the individual named above (the “Participant”), pursuant to and subject to the terms of NovaBay Pharmaceuticals, Inc. 2026 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.    Grant of RSUs. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant the number of Restricted Stock Units (“RSUs”) set forth above, giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each RSU subject to this Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The RSUs are granted to the Participant in connection with the Participant’s Employment.

2.    Vesting. Unless earlier terminated, forfeited, relinquished or expired, the RSUs will vest in accordance with the terms of Schedule A attached hereto.

3.    Cessation of Employment. If the Participant’s Employment ceases for any reason, except as expressly provided in a written employment, change of control or severance-benefit agreement between the Participant and the Company or one of its affiliates that is in effect at the time of such cessation of Employment, the RSUs, to the extent not then vested (whether or not “earned” based on performance), will be immediately forfeited for no consideration.

4.    Dividends. The RSUs shall have no rights with respect to dividends declared by the Company with respect to its capital stock; provided, that, the foregoing shall not prohibit or otherwise limit the adjustment of the terms of this Agreement by the Administrator in accordance with Section 7 of the Plan.

5.    Delivery of Shares. The Company shall, as soon as practicable upon the vesting of any RSUs (but in no event later than two and one-half months following the end of fiscal year in which such RSUs vest), effect delivery of the Shares with respect to such vested RSUs to the Participant (or, in the event the RSUs have passed to the estate or beneficiary of the Participant or a permitted transferee, to such estate or beneficiary or permitted transferee).

6.    Restrictions on Transfer. The RSUs may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

7.    Forfeiture; Recovery of Compensation. By accepting, or being deemed to have accepted, the RSUs, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the RSUs, including the right to any Shares acquired in respect of the RSUs and any amounts received in respect thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any applicable clawback or recoupment policy of the Company (including the Clawback Policy). Nothing in the preceding sentence will be construed as limiting the general application of Section 9 of this Agreement.

8.    Taxes.

(a)

The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to receive Shares following the vesting of any portion of the Award, are subject to the satisfaction of all taxes required to be withheld with respect to the Award. Unless otherwise determined by the Company, the Company shall automatically satisfy such tax withholding obligations by withholding from the Shares that would otherwise be issued with respect to any vested RSUs a number of Shares having a fair market value equal to the minimum statutory amount required to be withheld to satisfy such tax withholding obligations and/or by causing such number of Shares to be sold in accordance with a sell-to-cover arrangement. The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required tax withholdings by withholding from the Shares otherwise deliverable with respect to the Award, by causing such Shares to be sold in accordance with a sell-to-cover arrangement and/or by withholding from any amounts otherwise owed to the Participant. Nothing in this Section 8 shall be construed as relieving the Participant of any liability for satisfying his or her tax obligations relating to the Award.

(b)

The Award is intended to be exempt from Section 409A of the Code as a short-term deferral thereunder and shall be construed and administered in accordance with that intent. Notwithstanding the foregoing, in no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

9.    Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting, or being deemed to have accepted, the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control. Notwithstanding anything in the Plan to the contrary, the provisions of this Agreement relating to vesting on termination of Employment and Covered Transactions shall control with respect to the Award.

10.    Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument; (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder; and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement.

NOVABAY PHARMACEUTICALS, INC.

By:

Name:

Title:

Agreed and Accepted:

By
Michael Kazley

Signature Page to Restricted Stock Unit Agreement

SCHEDULE A

VESTING

This Schedule A describes the terms and conditions upon which the RSUs will become vested. One hundred percent (100%) of the RSUs shall vest on the thirteen (13)-month anniversary of the Vesting Start Date set forth on the first page of the Agreement to which this Schedule A is attached, subject to the Participant’s continued Employment through such vesting date; provided that if the Participant’s Employment is terminated by the Company without Cause or due to the Participant’s disability, the Participant’s Employment terminates due to his death or the Participant resigns for Good Reason (as such terms are defined in the letter agreement between the Participant and the Company, dated as of [______], 2026), the RSUs shall vest in full as of such termination, subject to the Participant’s (or his estate’s) execution and non-revocation of a general release of claims within sixty (60) days.